Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES RESULTS

NATICK, MA – November 4, 2010 – BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported that sales for October 2010 increased by 6.3% to $812.7 million from $764.7 million in October 2009. On a comparable club basis, sales for October 2010 increased by 3.7%, including a contribution of 1.5% from sales of gasoline. Excluding gasoline, merchandise comparable club sales increased by 2.2%. For October 2009, the Company reported a comparable club sales decrease of 1.1%, including a negative impact from gasoline sales of 4.8%. Excluding gasoline, merchandise comparable club sales increased by 3.7%.

For the third quarter ended October 30, 2010, total sales increased by 4.8% to $2.57 billion from $2.45 billion last year, and comparable club sales increased by 2.5%, including a contribution from sales of gasoline of 1.0%. Excluding gasoline, merchandise comparable club sales increased by 1.5%. For the third quarter ended October 31, 2009, comparable club sales decreased by 2.5%, including a negative impact from sales of gasoline of 6.4%. Excluding gasoline, merchandise comparable club sales increased by 3.9%.

For the first nine months of fiscal 2010, total sales increased by 8.6% to $7.84 billion from $7.22 billion last year, and comparable club sales increased by 4.8%, including a contribution from sales of gasoline of 2.0%. Excluding gasoline, merchandise comparable club sales increased by 2.8%. For the first nine months of fiscal 2009, comparable club sales decreased by 4.1%, including a negative impact from sales of gasoline of 8.8%. Excluding gasoline, merchandise comparable club sales increased by 4.7%.

	Four Weeks Ended October 30, 2010	Thirteen Weeks Ended October 30, 2010	Thirty-Nine Weeks Ended October 30, 2010
Comparable club sales	3.7%	2.5%	4.8%
Impact of gasoline sales	1.5%	1.0%	2.0%

Merchandise comparable club sales	2.2%	1.5%	2.8%

Sales Results for October 2010

($ in thousands)

Four Weeks Ended		% Change
October 30, 2010	October 31, 2009	Net Sales	Comp. Sales
$812,694	$764,725	6.3%	3.7%

Thirteen Weeks Ended		% Change
October 30, 2010	October 31, 2009	Net Sales	Comp. Sales
$2,568,953	$2,450,434	4.8%	2.5%

-More-

BJ’s Wholesale Club

November 4, 2010

Thirty-Nine Weeks Ended		% Change
October 30, 2010	October 31, 2009	Net Sales	Comp. Sales
$7,839,992	$7,216,041	8.6%	4.8%

The Company provided the following additional information regarding October comparable club sales:

•

Sales increased in all four weeks, with the smallest increase in week three and the largest increase in week four. A calendar shift in the timing of Halloween had a positive impact on sales in week four.

•	Comparable club sales increased in all regions with the highest increase in the Southeast.

•

Excluding sales of gasoline, traffic increased by approximately 2% for the month of October and for the third quarter. The average transaction amount was approximately flat to last year for the month of October and decreased by approximately 1% for the third quarter.

•

Sales of food increased by approximately 5% for October and increased by approximately 4% for the third quarter. Sales of general merchandise decreased by approximately 3% for the month of October as well as for the third quarter.

•

Departments with the strongest sales increases compared to last year included dairy, deli, frozen, juices, meat, milk, prepared foods, produce, small appliances and sugar. Departments with weaker sales compared to last year included apparel, automotive, baby food, diapers, household chemicals, pre-recorded video, televisions and toys.

The Company currently operates 190 BJ’s Wholesale clubs in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call Information for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended October 30, 2010 on November 17, 2010 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time on November 17, 2010, BJ’s management plans to hold a conference call to discuss the third quarter financial results and its outlook for the fourth quarter 2010. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit http://www.bjsinvestor.com. An archive of the webcast will be available for approximately 90 days.

###